Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion and analysis of RAI’s business, initiatives, critical accounting estimates and its consolidated results of operations and financial position. Following the overview and discussion of business initiatives, the critical accounting estimates disclose certain accounting estimates that are material to RAI’s results of operations and financial position for the periods presented in this report. The discussion and analysis of RAI’s results of operations is presented in two comparative sections, 2011 compared with 2010, and 2010 compared with 2009. Disclosures related to liquidity and financial position complete management’s discussion and analysis. You should read this discussion and analysis of RAI’s consolidated financial position and results of operations in conjunction with the consolidated financial statements and the related notes as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011.

Overview and Business Initiatives

RAI’s reportable operating segments are RJR Tobacco, American Snuff and Santa Fe. The RJR Tobacco segment consists of the primary operations of R. J. Reynolds Tobacco Company. The American Snuff segment consists of the primary operations of American Snuff Co. and, prior to its sale, Lane. During the fourth quarter of 2011, RAI elected to begin reporting the Santa Fe segment, which includes the primary operations of SFNTC. RAI has retrospectively revised segment disclosures for all periods presented. Although the operations and results of Santa Fe currently do not meet the quantitative criteria to be required to be reported, RAI management believes that reporting this segment is important to the financial statement user for additional understanding and transparency with respect to the aggregate operations and results of RAI’s subsidiaries that produce and market cigarettes in the U.S. Niconovum AB, among other RAI subsidiaries, is included in All Other. The segments were identified based on how RAI’s chief operating decision maker allocates resources and assesses performance. Certain of RAI’s operating subsidiaries have entered into intercompany agreements for products or services with other subsidiaries. As a result, certain activities of an operating subsidiary may be included in a different segment of RAI. For net sales and operating income attributable to each segment, see Item 8, note 17 to consolidated financial statements.

RAI’s largest reportable operating segment, RJR Tobacco, is the second largest cigarette manufacturer in the United States. RJR Tobacco’s brands include many of the best-selling cigarettes in the United States: CAMEL, PALL MALL, WINSTON, KOOL, DORAL and SALEM. Those brands, and its other brands, including MISTY and CAPRI, are manufactured in a variety of styles and marketed in the United States. As part of its total tobacco strategy, RJR Tobacco also offers two types of smoke-free tobacco products, CAMEL Snus, and in certain lead markets, CAMEL Dissolvables. RJR Tobacco also manages contract manufacturing of cigarette and tobacco products through arrangements with BAT affiliates, and manages the export of tobacco products to certain U.S. territories, U.S. duty-free shops and U.S. overseas military bases. On January 1, 2012, the management of super premium cigarette brands, DUNHILL and STATE EXPRESS 555, was transferred to RJR Tobacco from Santa Fe.

American Snuff is the second largest smokeless tobacco products manufacturer in the United States. American Snuff’s primary brands include its largest selling moist snuff brands, GRIZZLY and KODIAK.

Santa Fe manufactures and markets cigarettes and other tobacco products under the NATURAL AMERICAN SPIRIT brand. Santa Fe managed RJR Tobacco’s super premium cigarette brands, DUNHILL and STATE EXPRESS 555, which are licensed from BAT, until January 1, 2012, at which time management was transferred to RJR Tobacco.

RJR Tobacco

RJR Tobacco primarily conducts business in the highly competitive U.S. cigarette market, which has a few large manufacturers and many smaller participants. The U.S. cigarette market is a mature market in which overall consumer demand has declined since 1981 and is expected to continue to decline. Profitability of the U.S. cigarette industry and RJR Tobacco continues to be adversely impacted by decreases in consumption, increases in state excise taxes and governmental regulations and restrictions, such as marketing limitations, product standards and ingredients legislation.

The international rights to substantially all of RJR Tobacco’s brands were sold in 1999 to JTI, and no international rights were acquired in connection with the B&W business combination.

RJR Tobacco offers two types of modern smoke-free tobacco, CAMEL Snus and CAMEL Dissolvables. CAMEL Snus is pasteurized tobacco in a small pouch that provides convenient tobacco consumption. CAMEL Dissolvables consist of CAMEL Orbs, Sticks and Strips, all of which are made of finely milled tobacco and dissolve completely in the mouth.

RJR Tobacco’s cigarette brand portfolio strategy is based upon three brand categories: growth, support and non-support. The growth brands consist of a premium brand, CAMEL, and a value brand, PALL MALL. Although both of these brands are managed for long-term market share and profit growth, CAMEL will continue to receive the most significant equity support. The support brands include four premium brands, WINSTON, KOOL, SALEM and CAPRI, and two value brands, DORAL and MISTY, all of which receive limited marketing support. The non-support brands, consisting of all other brands, are managed to maximize near-term profitability. The key objectives of the portfolio strategy are designed to focus on the long-term market share growth of the growth brands while managing the support brands for long-term sustainability and profitability. Consistent with that strategy, RJR Tobacco has discontinued many of its non-core cigarette styles as well as private-label cigarette brands. RJR Tobacco’s modern smoke-free products are marketed under the CAMEL brand and focus on long-term growth.

Competition is based primarily on brand positioning, including price, product attributes and packaging, consumer loyalty, promotions, advertising and retail presence. Cigarette brands produced by the major manufacturers generally require competitive pricing, substantial marketing support, retail programs and other incentives to maintain or improve market position or to introduce a new brand or brand style.

RJR Tobacco is committed to building and maintaining a portfolio of profitable brands. RJR Tobacco’s marketing programs are designed to strengthen brand image, build brand awareness and loyalty, and switch adult smokers of competing brands to RJR Tobacco brands. In addition to building strong brand equity, RJR Tobacco’s marketing approach utilizes a retail pricing strategy, including discounting at retail, to defend certain brands’ shares of market against competitive pricing pressure. RJR Tobacco’s competitive pricing methods may include list price changes, discounting programs, such as retail and wholesale buydowns, periodic price reductions, off-invoice price reductions, dollar-off promotions and consumer coupons. Retail buydowns refer to payments made to the retailer to reduce the price that consumers pay at retail. Consumer coupons generally are distributed by a variety of methods, including in, or on, the pack and by direct mail.

American Snuff

American Snuff offers a range of differentiated smokeless and other tobacco products to adult consumers. The moist snuff category is divided into premium and price-value brands. The moist snuff category has developed many of the characteristics of the larger, cigarette market, including multiple pricing tiers with intense competition, focused marketing programs and significant product innovation.

In contrast to the declining U.S. cigarette market, U.S. moist snuff volumes grew nearly 5% in 2011. Profit margins on moist snuff products are generally higher than on cigarette products. Moist snuff’s growth is partially attributable to cigarette smokers switching from cigarettes to smokeless tobacco products or using both. In 2011, moist snuff industry volume growth returned to historic levels after a higher-than-expected level in 2010, as the growth in 2010 was positively impacted by competitive promotional strategies.

American Snuff faces significant competition in the smokeless tobacco categories. Similar to the cigarette market, competition is based primarily on brand positioning and price, as well as product attributes and packaging, consumer loyalty, promotions, advertising and retail presence.

Santa Fe

Santa Fe competes primarily in the U.S. cigarette market, which features several large competitors such as Philip Morris USA, Inc., Lorillard Tobacco Company, Liggett Group and Commonwealth Brands, Inc., and to a much lesser extent, many smaller manufacturers of deep-discount brands. Santa Fe’s cigarette brand, NATURAL AMERICAN SPIRIT, is priced at a premium compared with most other competitive brands, and is differentiated from key competitors through its use of all natural, additive-free tobacco. Competition in the cigarette category is based primarily on brand positioning, including price, product attributes and packaging, consumer loyalty, promotions, advertising and retail presence.

Critical Accounting Estimates

Accounting principles generally accepted in the United States, referred to as GAAP, require estimates and assumptions to be made that affect the reported amounts in RAI’s consolidated financial statements and accompanying notes. Some of these estimates require difficult, subjective and/or complex judgments about matters that are inherently uncertain, and as a result, actual results could differ from those estimates. Due to the estimation processes involved, the following summarized accounting policies and their application are considered to be critical to understanding the business operations, financial position and results of operations of RAI and its subsidiaries. For information related to these and other significant accounting policies, see Item 8, note 1 to consolidated financial statements.

Litigation

RAI discloses information concerning litigation for which an unfavorable outcome is more than remote. RAI and its subsidiaries record their legal expenses and other litigation costs and related administrative costs as selling, general and administrative expenses as those costs are incurred. RAI and its subsidiaries will record any loss related to litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated on an individual case-by-case basis. When the reasonable estimate is a range, the recorded loss will be the best estimate within the range. If no amount in the range is a better estimate than any other amount, the minimum amount of the range will be recorded.

As discussed in Item 8, note 13 to consolidated financial statements, RJR Tobacco, American Snuff Co. and their affiliates, including RAI, and indemnitees, have been named in a number of tobacco-related legal actions, proceedings or claims seeking damages in amounts ranging into the hundreds of millions or even billions of dollars. Unfavorable judgments have been returned in a number of tobacco-related cases and state enforcement actions. As of December 31, 2011, RJR Tobacco had paid approximately $18 million since January 1, 2009, related to unfavorable smoking and health litigation judgments. During 2011, RJR Tobacco paid $139 million related to an unfavorable medical monitoring and smoking cessation case.

RAI and its subsidiaries believe that they have valid bases for appeal of adverse verdicts against them and believe they have valid defenses to all actions, and they intend to defend all actions vigorously. RAI’s management continues to conclude that the loss of any particular smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, including B&W, or the loss of any particular claim concerning the use of smokeless tobacco against American Snuff Co., when viewed on an individual basis, is not probable or estimable, except for four Engle Progeny cases described in “— Litigation Affecting the Cigarette Industry — Engle and Engle Progeny Cases” in Item 8, note 13 to consolidated financial statements.

Litigation is subject to many uncertainties, and it is possible that some of the tobacco-related legal actions, proceedings or claims could ultimately be decided against RJR Tobacco, American Snuff Co. or their affiliates, including RAI, and indemnitees. Any unfavorable outcome of such actions could have a material adverse effect on the consolidated results of operations, cash flows or financial position of RAI or its subsidiaries. For further discussion of the litigation and legal proceedings pending against RAI or its affiliates or indemnitees, see Item 8, note 13 to consolidated financial statements.

State Settlement Agreements

RJR Tobacco and Santa Fe are participants in the MSA, and RJR Tobacco is a participant in the other State Settlement Agreements. Their obligations and the related expense charges under the State Settlement Agreements are subject to adjustments based upon, among other things, the volume of cigarettes sold by the operating subsidiaries, their relative market share and inflation. Since relative market share is based on cigarette shipments, the best estimate of the allocation of charges to RJR Tobacco under these agreements is recorded in cost of products sold as the products are shipped. Adjustments to these estimates are recorded in the period that the change becomes probable and the amount can be reasonably estimated. American Snuff Co. is not a participant in the State Settlement Agreements. For more information related to historical and expected settlement expenses and payments under the State Settlement Agreements, see “— Litigation Affecting the Cigarette Industry —Health-Care Cost Recovery Cases — State Settlement Agreements” and “— State Settlement Agreements — Enforcement and Validity; Adjustments” in Item 8, note 13 to consolidated financial statements.

Pension and Postretirement Benefits

RAI and certain of its subsidiaries sponsor a number of non-contributory defined benefit pension plans covering most of their employees, and also provide certain health and life insurance benefits for most of their retired employees and their dependents. These benefits are generally no longer provided to employees hired on or after January 1, 2004. For additional information relating to pension and postretirement benefits, see Item 8, note 16 to consolidated financial statements.

Because pension and other postretirement obligations ultimately will be settled in future periods, the determination of annual expense and liabilities is subject to estimates and assumptions. RAI reviews these assumptions annually based on historic experience and expected future trends or coincidental with a major event and modifies them as needed. Demographic assumptions such as termination of employment, mortality or retirement are reviewed periodically as expectations change.

In November 2011, RAI elected to change its method of accounting for pension and postretirement benefits. Historically, RAI has recognized actuarial gains and losses in accumulated other comprehensive loss in its consolidated balance sheets on an annual basis, amortizing them into operating results over the average future service period of active employees in these plans, to the extent such gains and losses were in excess of 10 percent of the greater of the market-related value of plan assets or the plan’s projected benefit obligation, referred to as the corridor. RAI has elected to immediately recognize actuarial gains and losses in its operating results in the year in which they occur, to the extent they exceed the corridor. Actuarial gains and losses outside the corridor are generally recognized annually as of December 31, and are recorded as a mark-to-market, referred to as MTM, adjustment. Additionally, for purposes of calculating the expected return on plan assets, RAI will no longer use an averaging technique permitted under GAAP for the market-related value of plan assets, but instead will use the actual fair value of plan assets. These changes are intended to improve the transparency of RAI’s operating results by more quickly recognizing the effects of current economic and interest rate trends on plan investments and assumptions. See Item 8, note 1 to consolidated financial statements for a presentation of RAI’s operating results before and after the application of this accounting change.

Gains or losses are annual changes in the amount of either the benefit obligation or the market-related value of plan assets resulting from experience different from that assumed or from changes in assumptions. Prior service costs of pension expense, which are changes in benefit obligations due to plan amendments, are amortized on a straight-line basis over the average remaining service period for active employees, or average remaining life expectancies for inactive employees if most of the plan obligations are due to inactive employees.

Prior service costs of postretirement benefits, which are changes in benefit obligations due to plan amendments, are amortized on a straight-line basis over the service to expected full eligibility age for active employees, or average remaining life expectancies for inactive employees if most of the plan obligations are due to inactive employees.

Differences between actual results and actuarial assumptions are accumulated and recognized in the year in which they occur as an MTM adjustment, to the extent they exceed the corridor. In recent years, actual results have varied significantly from actuarial assumptions. In particular, pension and postretirement obligations have increased due to significant decreases in discount rates. These changes have resulted in an increase in charges to other comprehensive loss and increased pension and postretirement expense. The Pension Protection Act may require additional cash funding of the increased pension obligations in the future.

The most critical assumptions and their sensitivity to change are presented below:

Assumed asset return and discount rates have a significant effect on the amounts reported for the benefit plans. A one-percentage-point change in assumed discount rate for the pension plans and other postretirement plans would have had the following effects, excluding any potential MTM adjustment:

	1-Percentage Point Increase		1-Percentage Point Decrease
	Pension Plans	Postretirement Plans	Pension Plans	Postretirement Plans
Effect on 2011 net periodic benefit cost	$14	$5	$(18)	$(6)
Effect on December 31, 2011, projected benefit obligation and accumulated postretirement benefit obligation	(559)	(128)	681	152

A one-percentage point change in assumed asset return would have had the following effects:

	1-Percentage Point Increase		1-Percentage Point Decrease
	Pension Plans	Postretirement Plans	Pension Plans	Postretirement Plans
Effect on 2011 net periodic benefit cost	$(48)	$(3)	$48	$3

Intangible Assets

Intangible assets include goodwill, trademarks and other intangibles. The determination of fair value involves considerable estimates and judgment. For goodwill, the determination of fair value of a reporting unit involves, among other things, RAI’s market capitalization, and application of the income approach, which includes developing forecasts of future cash flows and determining an appropriate discount rate. If goodwill impairment is implied, the fair values of individual assets and liabilities, including unrecorded intangibles, must be determined. RAI believes it has based its goodwill impairment testing on reasonable estimates and assumptions, and during the annual testing in the fourth quarter of 2011, the estimated fair value of each of RAI’s reporting units was substantially in excess of its respective carrying value.

Trademarks and other intangible assets with indefinite lives also are tested for impairment annually, in the fourth quarter. The aggregate fair value of RAI’s operating units’ trademarks and other intangible assets was substantially in excess of their aggregate carrying value. However, the individual fair values of four indefinite-lived trademarks were less than 15% in excess of their respective carrying values. The aggregate carrying value of these four trademarks was $236 million at December 31, 2011.

The methodology used to determine the fair value of trademarks includes assumptions with inherent uncertainty, including projected sales volumes and related projected revenues, long-term growth rates, royalty rates that a market participant might assume and judgments regarding the factors to develop an applied discount rate.

The carrying value of intangible assets are at risk of impairment if future projected revenues or long-term growth rates are lower than those currently projected, or if factors used in the development of a discount rate result in the application of a higher discount rate.

Goodwill, all trademarks and other intangible assets are tested more frequently if events and circumstances indicate that the asset might be impaired. The carrying value of these intangible assets could be impaired if a significant adverse change in the use, life, or brand strategy of the asset is determined, or if a significant adverse change in the legal and regulatory environment, business or competitive climate occurs that would adversely impact the asset. See Item 8, note 3 to consolidated financial statements for a discussion of the impairment charges.

Fair Value Measurement

RAI determines fair value of certain of its assets and liabilities using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. The levels of the fair value hierarchy are:

Level 1: inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2: inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

See Item 8, note 2 to consolidated financial statements for information on assets and liabilities recorded at fair value.

Income Taxes

Tax law requires certain items to be excluded or included in taxable income at different times than is required for book reporting purposes. These differences may be permanent or temporary in nature.

RAI determines its annual effective income tax rate based on forecasted pre-tax book income and forecasted permanent book and tax differences. The rate is established at the beginning of the year and is evaluated on a quarterly basis. Any changes to the forecasted information may cause the effective rate to be adjusted. Additional tax, interest and penalties associated with uncertain tax positions are recognized in tax expense on a quarterly basis.

To the extent that any book and tax differences are temporary in nature, that is, the book realization will occur in a different period than the tax realization, a deferred tax asset or liability is established. To the extent that a deferred tax asset is created, management evaluates RAI’s ability to realize this asset. RAI maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. This allowance is attributable to deferred tax assets established for capital loss carryforwards.

The financial statements reflect management’s best estimate of RAI’s current and deferred tax liabilities and assets. Future events, including but not limited to, additional resolutions with taxing authorities could have an impact on RAI’s current estimate of tax liabilities, realization of tax assets and effective income tax rate. See Item 8, note 10 to consolidated financial statements for additional information on income taxes.

Recently Adopted Accounting Pronouncements

For information relating to recently adopted accounting guidance, see Item 8, note 1 to consolidated financial statements.

Results of Operations

	For the Twelve Months Ended December 31,
	2011	2010(1)	% Change	2009(1)	% Change
Net sales:(2)
RJR Tobacco	$7,317	$7,368	(0.7)%	$7,354	0.2%
American Snuff	648	719	(9.9)%	673	6.8%
Santa Fe	416	338	23.1%	269	25.7%
All other	160	126	27.0%	123	2.4%

Net sales	8,541	8,551	(0.1)%	8,419	1.6%
Cost of products sold(2)(3)	4,464	4,544	(1.8)%	4,488	1.2%
Selling, general and administrative expenses	1,606	1,480	8.5%	1,517	(2.4)%
Amortization expense	24	25	(4.0)%	28	(10.7)%
Asset impairment and exit charges	—	38	NM (4)	—	NM (4)
Restructuring charge	—	—	NM (4)	56	NM (4)
Trademark impairment charges	48	6	NM (4)	567	NM (4)
Goodwill impairment charge	—	26	NM (4)	—	NM (4)
Operating income:
RJR Tobacco	1,958	2,096	(6.6)%	1,493	40.4%
American Snuff	331	320	3.4%	276	15.9%
Santa Fe	186	123	51.2%	86	43.0%
All other	18	(14)	NM (4)	14	NM (4)
Corporate expense	(94)	(93)	1.1	(106)	(12.3)%

	$2,399	$2,432	(1.4)%	$1,763	37.9%

(1)	Revised for the change in accounting for pension and postretirement benefits. See Item 8, note 1 to consolidated financial statements.

(2)	Excludes excise taxes of:

	2011	2010	2009
RJR Tobacco	$3,667	$3,898	$3,532
American Snuff	57	106	124
Santa Fe	159	144	110
All other	224	192	161

	$4,107	$4,340	$3,927

(3)	See below for further information related to State Settlement Agreements, federal tobacco buyout and FDA expense included in cost of products sold.

(4)	Percentage change not meaningful.

2011 Compared with 2010

RJR Tobacco

Net Sales

Domestic cigarette shipment volume, in billions of units for RJR Tobacco and the industry, were as follows(1):

	For the Twelve Months Ended December 31,
	2011	2010	% Change
Growth brands:
CAMEL excluding non-filter	21.2	21.6	(1.8)%
PALL MALL	21.7	20.1	8.0%

	42.9	41.7	2.9%
Support brands	26.9	31.3	(14.1)%
Non-support brands	3.1	4.6	(31.7)%

Total domestic	72.9	77.5	(6.0)%

Total premium	41.5	44.5	(6.9)%
Total value	31.4	33.0	(4.7)%
Premium/Total mix	56.9%	57.5%
Industry(2):
Premium	206.6	213.3	(3.1)%
Value	86.5	90.4	(4.4)%

Total domestic	293.1	303.7	(3.5)%

Premium/Total mix	70.5%	70.2%

(1)	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated on unrounded numbers.

(2)	Based on information from MSAi.

RJR Tobacco’s net sales are dependent upon its cigarette shipment volume in a declining market, premium versus value-brand mix and list pricing, offset by promotional spending, trade incentives and federal excise taxes. RJR Tobacco also believes its consumers are more price-sensitive than consumers of competing brands and, therefore, are more negatively affected by an increase in the federal excise tax and by the current adverse economic environment.

RJR Tobacco’s net sales for the year ended December 31, 2011, decreased from the year ended December 31, 2010, due to $529 million attributable to lower cigarette volume and an unfavorable premium-to-value brand mix, partially offset by higher pricing of $398 million and higher related party sales of $107 million. Related party sales are expected to return to historical levels in 2012.

The shares of RJR Tobacco’s brands as a percentage of total share of U.S. retail cigarette sales according to data(1) from IRI/Capstone, were as follows(2):

	For the Twelve Months Ended December 31,
	2011	2010	Share Point Change
Growth brands:
CAMEL excluding non-filter	7.8%	7.7%	0.1
PALL MALL	8.5%	7.4%	1.1

Total growth brands	16.4%	15.1%	1.3
Support brands	9.9%	11.2%	(1.3)
Non-support brands	1.1%	1.7%	(0.6)

Total domestic	27.4%	28.1%	(0.7)

(1)

Retail share of U.S. cigarette sales data is included in this document because it is used by RJR Tobacco primarily as an indicator of the relative performance of industry participants, and brands and market trends. You should not rely on the market share data reported by IRI/Capstone as being a precise measurement of actual market share because IRI/Capstone is not able to effectively track all volume. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes.

(2)	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis.

The retail share of market of CAMEL’s filtered styles at 7.8 share points, increased slightly in 2011 compared with 2010. In addition to a significant level of competitive line extensions and promotional support, the market continues to be challenging for premium-priced products.

CAMEL’s cigarette market share was favorably impacted by its menthol styles, which feature the same innovative capsule technology used in CAMEL Crush, allowing adult smokers to choose the level of menthol flavor on demand. CAMEL Crush, featuring the menthol capsule, allows adult smokers the choice between regular or menthol. CAMEL’s menthol market share at December 31, 2011, including CAMEL Crush, increased 0.4 percentage points to 2.3 percent. CAMEL Crush Bold was introduced in the third quarter of 2011. This is RJR Tobacco’s first cigarette line extension since this innovative style was expanded nationally in 2008. CAMEL Crush Bold has a more full-bodied, richer tobacco taste than CAMEL Crush.

CAMEL Snus, a smoke-free tobacco product, was expanded into select outlets nationally in 2009, and continues to bring awareness to this new smoke-free category. CAMEL Snus continued to show steady growth in 2011 as interest built in this convenient option for adult tobacco consumers.

CAMEL’s refined and improved line of dissolvable tobacco products continues to generate new consumer insights after being introduced in two new lead markets in the first quarter of 2011.

PALL MALL continued to perform well with both volume and share gains. PALL MALL’s growth is believed to be the result of the brand’s position as a product that offers a high quality, longer-lasting cigarette at a value price. Despite significant competitive activity and many offerings below PALL MALL’s price point, the brand’s 2011 market share rose 1.1 percentage points from the prior-year, to 8.5%.

The combined share of market of RJR Tobacco’s growth brands during 2011 showed improvement over 2010. RJR Tobacco’s total cigarette market share declined slightly from the prior year as RJR Tobacco has discontinued many of its non-core cigarette styles and de-emphasized private-label cigarette brands. These actions are consistent with RJR Tobacco’s strategy of focusing on growth brands.

Operating Income

RJR Tobacco’s operating income for the year ended December 31, 2011, decreased from the year ended December 31, 2010, due to lower cigarette volume on support and non-support brands and trademark impairment for 2011, partially offset by growth brand volume gains, higher cigarette pricing and productivity improvements. Also, during 2011, RJR Tobacco recorded charges of $64 million related to four Engle Progeny cases in Florida and $139 million related to the Scott lawsuit in Louisiana. For additional information, see “— Litigation Affecting the Cigarette Industry — Overview,” “— Engle and Engle Progeny Cases” and “— Class-Action Suits — Medical Monitoring and Smoking Cessation Case — Scott v. American Tobacco Co.” in Item 8, note 13 to consolidated financial statements. Additionally, unfavorable premium-to-value mix and asset impairment charges of $24 million related to a plant closing impacted the operating income in 2010.

RJR Tobacco’s expense under the State Settlement Agreements, federal tobacco quota buyout and FDA user fees, included in cost of products sold, were as follows:

	For the Twelve Months Ended December 31,
	2011	2010
State Settlement Agreements	$2,355	$2,432
Federal tobacco quota buyout	217	232
FDA user fees	114	71

Expenses under the State Settlement Agreements are expected to be approximately $2.4 billion in 2012, subject to adjustment for changes in volume and other factors, and expense for the federal tobacco quota buyout is expected to be approximately $210 million to $220 million in 2012. Expenses for FDA user fees are expected to be approximately $115 million to $125 million in 2012. For additional information, see “— Litigation Affecting the Cigarette Industry — Health-Care Cost Recovery Cases — State Settlement Agreements” in Item 8, note 13 to consolidated financial statements.

Selling, general and administrative expenses include the costs of litigating and administering product liability claims, as well as other legal expenses. For the years ended December 31, 2011 and 2010, RJR Tobacco’s product liability defense costs were $160 million and $153 million, respectively. The increase in product liability defense costs in 2011 compared with 2010 is due primarily to the increase in the number of Engle Progeny cases in or scheduled for trial. For more information, see “— Litigation Affecting the Cigarette Industry — Engle and Engle Progeny Cases” in Item 8, note 13 to consolidated financial statements.

“Product liability” cases generally include the following types of smoking and health related cases:

•	Individual Smoking and Health;

•	West Virginia IPIC;

•	Engle Progeny;

•	Broin II;

•	Class Actions; and

•	Health-Care Cost Recovery Claims.

“Product liability defense costs” include the following items:

•	direct and indirect compensation, fees and related costs and expenses for internal legal and related administrative staff administering product liability claims;

•	fees and cost reimbursements paid to outside attorneys;

•	direct and indirect payments to third party vendors for litigation support activities;

•	expert witness costs and fees; and

•	payments to fund legal defense costs for the now dissolved Council for Tobacco Research — U.S.A.

Numerous factors affect product liability defense costs. The most important factors are the number of cases pending and the number of cases in trial or in preparation for trial, that is, with active discovery and motions practice. See “— Litigation Affecting the Cigarette Industry — Overview — Introduction” in Item 8, note 13 to consolidated financial statements for detailed information regarding the number and type of cases pending, and “— Litigation Affecting the Cigarette Industry — Overview — Scheduled Trials” in Item 8, note 13 to consolidated financial statements for detailed information regarding the number and nature of cases in trial and scheduled for trial through December 31, 2012.

RJR Tobacco expects that the factors described above will continue to have the primary impact on its product liability defense costs in the future. Given the increased level of activity in RJR Tobacco’s pending cases and possible new cases, including the increased number of cases in trial and scheduled for trial, particularly with respect to the Engle Progeny cases, RJR Tobacco’s product liability defense costs continue to increase. See “— Litigation Affecting the Cigarette Industry — Engle and Engle Progeny Cases” in Item 8, note 13 to consolidated financial statements for additional information. In addition, it is possible that adverse developments in the factors discussed above, as well as other circumstances beyond the control of RJR Tobacco, could have a material adverse effect on the consolidated results of operations, cash flows or financial position of RAI or its subsidiaries. Those other circumstances beyond the control of RJR Tobacco include the results of present and future trials and appeals, and the development of possible new theories of liability by plaintiffs and their counsel.

American Snuff

Net Sales

The moist snuff shipment volume, in millions of cans, for American Snuff was as follows(1):

	For the Twelve Months Ended December 31,
	2011	2010	% Change
KODIAK	45.7	47.5	(3.8)%
GRIZZLY	355.8	325.3	9.4%
Other	3.2	4.5	(29.3)%

Total moist snuff	404.7	377.3	7.3%

(1)	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated on unrounded numbers.

American Snuff’s net sales for the year ended December 31, 2011, were unfavorably impacted by higher levels of competitive promotional activity and by the lack of sales from Lane subsequent to its sale on February 28, 2011, partially offset by higher volumes. Shipments of GRIZZLY, American Snuff’s leading price-value brand, increased in 2011 with gains on core styles. Shipments of KODIAK, American Snuff’s leading premium brand, declined slightly in 2011 due to high levels of competitive promotional activity.

The American Snuff retail share of market of U.S. moist snuff, according to data(1) processed by A.C. Nielsen, were as follows(2):

	For the Twelve Months Ended December 31,
	2011	2010	Share Point Change
KODIAK	3.6%	3.9%	(0.3)
GRIZZLY	27.7%	26.1%	1.6
Other	0.2%	0.3%	(0.1)

Total moist snuff	31.5%	30.3%	1.2

(1)

Retail share of market of U.S. moist snuff is included in this document because it is used by American Snuff primarily as an indicator of the relative performance of industry participants, and brands and market trends. You should not rely on the market share data processed by A.C. Nielsen as being a precise measurement of actual market share because this data set is not able to effectively track all volume.

(2)	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Prior year shares have been restated to reflect current methodology.

Moist snuff has been the key driver to American Snuff’s overall growth and profitability within the U.S. smokeless tobacco market. Moist snuff accounted for approximately 83% of American Snuff’s revenue in 2011 and approximately 74% in 2010 reflecting the impact from the sale of Lane in 2011. Moist snuff industry volume grew nearly 5% in 2011 compared with 2010. In 2011, moist snuff industry volume growth returned to historic levels after a higher-than-expected level in 2010, as the growth in 2010 was positively impacted by competitive promotional strategies.

GRIZZLY’s market share of moist snuff shipments in 2011 increased compared with 2010 despite competitive promotional activity. In the industry, the moist pouch segment grew approximately 11.4% in 2011, and now accounts for over 9% of all moist snuff volume. GRIZZLY’s pouch styles accounted for over 27% of moist pouch industry volume at December 31, 2011.

The retail share of market of KODIAK in 2011 was down compared with 2010, continuing to be impacted by pricing pressures as a premium brand.

Operating Income

American Snuff’s operating income for the year ended December 31, 2011, increased due to higher moist snuff pricing and sales volumes, partially offset by high levels of promotional activity and by the lack of earnings from Lane subsequent to its sale on February 28, 2011. In addition, as a result of fourth quarter testing, trademark impairment charges of $5 million and $6 million were recorded in 2011 and 2010, respectively, on several loose leaf brands.

During the fourth quarter of 2010, in order to facilitate its strategic focus on key brands in the cigarette, moist-snuff and modern smoke-free categories of the tobacco business, RAI determined that it was probable that it would dispose of the operations of Lane. In connection with this determination, the goodwill of American

Snuff was allocated between the disposal group and the retained operations based on relative fair values. The resulting goodwill was tested for impairment comparing its fair value with its carrying value. Because the fair value, less estimated cost of disposal, of the disposal group was less than its carrying value, a goodwill impairment loss of $26 million was recorded in the fourth quarter of 2010.

Santa Fe

Net Sales

Domestic cigarette shipment volume, in billions of units for Santa Fe, was as follows:

	For the Twelve Months Ended December 31,
	2011	2010	% Change
NATURAL AMERICAN SPIRIT	2.8	2.5	13.5%

Santa Fe’s net sales for the year ended December 31, 2011, increased over 2010 and were favorably impacted by higher volume and pricing.

The cigarette shipment volume growth of 13.5% reflects strong consumer demand, supported by expanded domestic distribution and style presence at retail.

The share of Santa Fe’s NATURAL AMERICAN SPIRIT as a percentage of total share of U.S. retail cigarette sales according to data(1) from IRI/Capstone, were as follows:

	For the Twelve Months Ended December 31,
	2011	2010	Share Point Change
NATURAL AMERICAN SPIRIT	1.0%	0.8%	0.2

(1)

Retail share of U.S. cigarette sales data is included in this document because it is used by Santa Fe primarily as an indicator of the relative performance of industry participants, and brands and market trends. You should not rely on the market share data reported by IRI/Capstone as being a precise measurement of actual market share because IRI/Capstone is not able to effectively track all volume. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes.

Operating Income

Santa Fe’s operating income for the year ended December 31, 2011, increased as compared with the year ended December 31, 2010, as a result of higher cigarette volumes and pricing, partially offset by higher MSA costs.

Santa Fe’s expense under the MSA, federal tobacco quota buyout and FDA user fees, included in cost of products sold, were as follows:

	For the Twelve Months Ended December 31,
	2011	2010
MSA	$75	$60
Federal tobacco quota buyout	9	8
FDA user fees	4	3

Expenses under the MSA are expected to be approximately $90 million in 2012, subject to adjustment for changes in volume and other factors, and expense for the federal tobacco quota buyout is expected to be approximately $10 million in 2012. Expenses for FDA user fees are expected to be approximately $5 million in 2012. For additional information, see “— Litigation Affecting the Cigarette Industry — Health-Care Cost Recovery Cases — State Settlement Agreements” in Item 8, note 13 to consolidated financial statements.

RAI Consolidated

Interest and debt expense for the year ended December 31, 2011, was $221 million, a decrease of $11 million from the comparable prior year, primarily due to lower debt balances during 2011.

Provision for income taxes of $780 million reflected an effective rate of 35.7%, for the year ended December 31, 2011, compared with $868 million for an effective rate of 39.4%, for the year ended December 31, 2010. The effective tax rate for 2011 was favorably impacted by a $22 million decrease in tax attributable to the reversal of tax reserves and interest on a state statute expiration. The effective tax rate for 2010 was unfavorably impacted by a $27 million increase in tax attributable to the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010. The effective tax rates exceeded the federal statutory rate of 35% primarily due to the impact of state taxes and certain non-deductible items, offset by the domestic production activities deduction of the American Jobs Creation Act of 2004.

RAI expects its effective tax rate to be between 37% and 38% in 2012.

2010 Compared with 2009

RJR Tobacco

Net Sales

Domestic cigarette shipment volume, in billions of units for RJR Tobacco and the industry, were as follows(1):

	For the Twelve Months Ended December 31,
	2010	2009	% Change
Growth brands:
CAMEL excluding non-filter	21.6	21.2	1.9%
PALL MALL	20.1	14.6	37.7%

	41.7	35.8	16.5%
Support brands	31.3	37.9	(17.5)%
Non-support brands	4.6	8.0	(42.9)%

Total domestic	77.5	81.7	(5.1)%

Total premium	44.5	48.1	(7.5)%
Total value	33.0	33.5	(1.6)%
Premium/Total mix	57.5%	59.0%
Industry(2):
Premium	213.3	222.6	(4.2)%
Value	90.4	93.1	(2.9)%

Total domestic	303.7	315.7	(3.8)%

Premium/Total mix	70.2%	70.5%

(1)	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated on unrounded numbers.

(2)	Based on information from MSAi.

RJR Tobacco’s net sales for the year ended December 31, 2010, increased from the year ended December 31, 2009, driven by higher pricing of $551 million, partially offset by $459 million attributable to lower cigarette volume and an unfavorable premium-to-value brand mix.

The shares of RJR Tobacco’s brands as a percentage of total share of U.S. retail cigarette sales according to data(1) from IRI/Capstone, were as follows(2):

	For the Twelve Months Ended December 31,
	2010	2009	Share Point Change
Growth brands:
CAMEL excluding non-filter	7.7%	7.5%	0.2
PALL MALL	7.4%	4.8%	2.7

Total growth brands	15.1%	12.3%	2.8
Support brands	11.2%	13.1%	(1.9)
Non-support brands	1.7%	2.9%	(1.2)

Total domestic	28.1%	28.3%	(0.2)

(1)

Retail share of U.S. cigarette sales data is included in this document because it is used by RJR Tobacco primarily as an indicator of the relative performance of industry participants, and brands and market trends. You should not rely on the market share data reported by IRI/Capstone as being a precise measurement of actual market share because IRI/Capstone is not able to effectively track all volume. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes.

(2)	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis.

The retail share of market of CAMEL’s filtered styles increased in 2010 compared with 2009, favorably impacted by product upgrades in two core menthol styles in late 2009. CAMEL Crush had captured 0.8 share points as of December 31, 2010, as the success of this style continued to be a key driver in the growing menthol category.

PALL MALL increased market share in 2010 compared with 2009, due, in management’s belief, to adult consumers switching brands seeking greater value. PALL MALL, positioned as a product that offers a longer-lasting cigarette at a value price, has retained a high percentage of adult smokers who try the brand.

Operating Income

RJR Tobacco’s operating income for the year ended December 31, 2010, increased from the year ended December 31, 2009, due to higher cigarette pricing and continued productivity gains. In addition to streamlining product offerings, RJR Tobacco also eliminated non-essential activities and outsourced non-core functions. Partially offsetting these gains were lower cigarette volume, the payment of a legal judgment and higher FDA user fees. Additionally, unfavorable premium-to-value mix and asset impairment charges of $24 million related to a plant closing impacted the operating income in 2010.

Trademark impairment charges of $491 million were recorded in 2009 as the result of impairment testing to reflect the forecasted sales impact due to the increase in the federal excise tax and as the result of annual impairment testing of brand trademarks.

RJR Tobacco’s expense under the State Settlement Agreements, federal tobacco quota buyout and FDA user fees, included in cost of products sold, were as follows:

	For the Twelve Months Ended December 31,
	2010	2009
State Settlement Agreements	$2,432	$2,490
Federal tobacco quota buyout	232	231
FDA user fees	71	21

Selling, general and administrative expenses include the costs of litigating and administering product liability claims, as well as other legal expenses. For the years ended December 31, 2010 and 2009, RJR Tobacco’s product liability defense costs were $153 million and $123 million, respectively. The increase in product liability defense costs in 2010 compared with 2009 was due primarily to the increase in the number of Engle Progeny cases in or scheduled for trial.

American Snuff

Net Sales

The moist snuff shipment volume, in millions of cans, for American Snuff was as follows(1):

	For the Twelve Months Ended December 31,
	2010	2009	% Change
KODIAK	47.5	47.8	(0.6)%
GRIZZLY	325.3	304.6	6.8%
Other	4.5	4.1	11.2%

Total moist snuff	377.3	356.5	5.8%

(1)	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis. Percentages are calculated on unrounded numbers.

American Snuff’s net sales for the year ended December 31, 2010, were favorably impacted by higher moist snuff volume and pricing. Shipments of GRIZZLY increased in 2010 with gains on core styles. Shipments of KODIAK declined slightly in 2010 due to competitive promotional activity.

The American Snuff shares of the moist snuff category as a percentage of total share of U.S. shipments of moist snuff, according to distributor reported data(1) processed by MSAi, were as follows(2):

	For the Twelve Months Ended December 31,
	2010	2009	Share Point Change
KODIAK	3.6%	3.8%	(0.2)
GRIZZLY	25.3%	25.3%	—
Other	0.3%	0.3%	—

Total moist snuff	29.2%	29.4%	(0.2)

(1)

Distributor shipments-to-retail share of U.S. moist snuff is included in this document because it is used by American Snuff primarily as an indicator of the relative performance of industry participants, and brands and market trends. You should not rely on the market share data reported by distributors and processed by MSAi as being a precise measurement of actual market share because this distributor data set is not able to effectively track all volume.

(2)	Amounts presented in this table are rounded on an individual basis and, accordingly, may not sum on an aggregate basis.

Moist snuff accounted for approximately 74% of American Snuff’s revenue in 2010 and approximately 71% in 2009. Moist snuff industry volume grew 8% in 2010 compared with 2009, due to competitive promotional strategies in 2010 and a change in competitive shipments reporting, which excludes product returns.

GRIZZLY’s market share of moist snuff shipments in 2010 was stable compared to 2009 despite competitive promotional activity and line extensions. In the first quarter of 2010, embossed metal lids were launched across the entire brand. In the industry, pouch styles grew nearly 21% in 2010, and accounted for nearly 9% of moist snuff sales. GRIZZLY’s pouch styles accounted for over 24% of the pouch segment at December 31, 2010.

The shipment share of KODIAK in 2010 was down slightly compared with 2009, due to competitive promotional activity. KODIAK upgraded to embossed metal lids in 2010 to further enhance the brand’s premium image.

Operating Income

American Snuff’s operating income for the year ended December 31, 2010, increased due to higher volume and pricing. In addition, as a result of fourth quarter testing, a trademark impairment charge of $6 million was recorded in 2010 compared with a trademark impairment charge of $76 million in 2009, which was due to the forecasted sales impact of the increase in federal excise tax.

Santa Fe

Net Sales

Domestic cigarette shipment volume, in billions of units for Santa Fe, was as follows:

	For the Twelve Months Ended December 31,
	2010	2009	% Change
NATURAL AMERICAN SPIRIT	2.5	2.1	19.9%

Santa Fe’s net sales for the year ended December 31, 2010, as compared with the year ended December 31, 2009, were favorably impacted by higher volume of $51 million and $19 million attributable to pricing.

The share of Santa Fe’s NATURAL AMERICAN SPIRIT as a percentage of total share of U.S. retail cigarette sales according to data(1) from IRI/Capstone, were as follows:

	For the Twelve Months Ended December 31,
	2010	2009	Share Point Change
NATURAL AMERICAN SPIRIT	0.8%	0.7%	0.1

(1)

Retail share of U.S. cigarette sales data is included in this document because it is used by Santa Fe primarily as an indicator of the relative performance of industry participants, and brands and market trends. You should not rely on the market share data reported by IRI/Capstone as being a precise measurement of actual market share because IRI/Capstone is not able to effectively track all volume. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes.

Operating Income

Santa Fe’s operating income for the year ended December 31, 2010, increased from the year ended December 31, 2009, due to higher cigarette volume and pricing. Partially offsetting these gains were higher MSA charges and an increase in expenses related to the expansion of the sales force.

Santa Fe’s expense under the MSA, federal tobacco quota buyout and FDA user fees, included in cost of products sold, were as follows:

	For the Twelve Months Ended December 31,
	2010	2009
MSA	$60	$48
Federal tobacco quota buyout	8	6
FDA user fees	3	1

RAI Consolidated

Interest and debt expense for the year ended December 31, 2010, was $232 million, a decrease of $19 million from the comparable prior year, primarily due to lower debt balances during 2010.

Interest income was $12 million for the year ended December 31, 2010, a $7 million decrease compared with the year ended December 31, 2009, as a result of lower available cash to invest in 2010.

Provision for income taxes of $868 million reflected an effective rate of 39.4%, for the year ended December 31, 2010, compared with $567 million for an effective rate of 37.3%, for the year ended December 31, 2009. The effective tax rate for 2010 was unfavorably impacted by a $27 million increase in tax attributable to the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010. The effective tax rate for 2009 was unfavorably impacted by increases in unrecognized income tax benefits and increases in tax attributable to accumulated and undistributed foreign earnings. The effective tax rates exceeded the federal statutory rate of 35% primarily due to the impact of state taxes and certain non-deductible items, offset by the domestic production activities deduction of the American Jobs Creation Act of 2004.

Liquidity and Financial Condition

Liquidity

At present, the principal sources of liquidity for RAI’s operating subsidiaries’ businesses and operating needs are internally generated funds from their operations and intercompany loans and advances, mainly from RAI and RJR. The principal sources of liquidity for RAI and RJR, in turn, are proceeds from issuances of debt securities by RAI and RJR and the Credit Agreement described below under “— Borrowing Arrangements —Credit Agreement”. It is expected that the Term Loan described under “— Borrowing Arrangements — Term Loan,” if and when it is consummated, will also serve as a source of liquidity for RAI. Cash flows from operating activities are believed to be sufficient for the foreseeable future to enable the operating subsidiaries to meet their obligations under the State Settlement Agreements, to fund their capital expenditures and to make payments to RAI and RJR that, when combined with RAI’s and RJR’s cash balances and other liquidity sources, will enable RAI and RJR to make their required debt-service payments, and enable RAI to pay dividends to its shareholders and purchase shares under its share repurchase program.

The negative impact, if any, on the sources of liquidity that could result from a decrease in demand for products due to short-term inventory adjustments by wholesale and retail distributors, changes in competitive pricing, accelerated declines in consumption, particularly from increases in regulation or excise taxes, or adverse impacts from financial markets, cannot be predicted. RAI cannot predict its cash requirements or those of its subsidiaries related to any future settlements or judgments, including cash required to be held in escrow or to bond any appeals, if necessary, and RAI makes no assurance that it or its subsidiaries will be able to meet all of those requirements.

RAI’s operating companies monitored the liquidity of key suppliers and customers throughout 2011, and where liquidity concerns were identified, appropriate contingency plans were developed. To date, no business interruptions have occurred caused by key supplier liquidity, and no liquidity issues were identified involving significant customers.

RAI’s excess cash may be invested in money market funds, commercial paper, U.S. treasuries, U.S. government agencies and time deposits in major institutions to minimize risk. At present, RAI primarily invests cash in U.S. treasuries.

As of December 31, 2011, R.J. Reynolds Tobacco C.V., referred to as RJRTCV, and an indirect wholly owned subsidiary of RAI, held approximately 122 million euros in a euro government liquidity fund, included in cash and cash equivalents in RAI’s consolidated balance sheet. Nearly two-thirds of the fund is comprised of repurchase agreements with financial institutions that are collateralized by sovereign debt of approved countries. The fund has investments in sovereign debt of Finland, France, Germany and the Netherlands. The average maturity of the fund was 17 days as of December 31, 2011. RAI’s management believes that this cash equivalent is not reasonably likely to have a material impact on its liquidity or results of operations. RAI has no hedge in place with respect to this exposure.

As of December 31, 2011, RAI held investments in auction rate securities, a mortgage-backed security and a marketable equity security. Adverse changes in financial markets caused the auction rate securities and the mortgage-backed security to revalue lower than carrying value and become less liquid. The auction rate securities and mortgage-backed security will not become liquid until a successful auction occurs or a buyer is found. RAI intends, and has the ability, to hold these auction rate securities and the mortgage-backed security for a period of time sufficient to allow for sale, redemption or anticipated recovery in fair value.

On February 28, 2011, RAI completed the sale of all of the capital stock of Lane and certain other assets related to the Lane operations to STG for net proceeds of $202 million in cash. The assets and liabilities of the disposal group were classified as held for sale as of December 31, 2010, and its results of operations were included through February 28, 2011, in income from continuing operations in the American Snuff segment.

Contractual obligations as of December 31, 2011 were as follows:

	Payments Due by Period
	Total	Less than 1 Year-2012	1-3 Years 2013-2014	4-5 Years 2015-2016	Thereafter
Long-term notes, exclusive of interest(1)	$3,510	$450	$685	$975	$1,400
Interest payments related to long-term notes(1)	1,637	240	374	302	721
Operating leases(2)	66	20	33	13	—
Non-qualified pension obligations(3)	87	9	16	16	46
Postretirement benefit obligations(3)	704	70	145	145	344
Qualified pension funding(3)	300	300
Purchase obligations(4)	424	180	176	68	—
Other noncurrent liabilities(5)	51	N/A	19	5	27
State Settlement Agreements’ obligations(6)	12,500	2,500	5,000	5,000
Gross unrecognized tax benefit(7)	128
Federal tobacco buyout obligations(8)	641	228	413	—	—
FDA user fee	735	127	283	325

Total cash obligations	$20,783	$4,124	$7,144	$6,849	$2,538

(1)	For more information about RAI’s and RJR’s long-term notes, see Item 8, note 12 to consolidated financial statements.

(2)

Operating lease obligations represent estimated lease payments primarily related to office space, automobiles, warehouse space and computer equipment. See Item 8, note 13 to consolidated financial statements for additional information.

(3)

For more information about RAI’s pension plans and postretirement benefits, see Item 8, note 16 to consolidated financial statements. Non-qualified pension and postretirement benefit obligations captioned under “Thereafter” include obligations during the next five years only. These obligations are not reasonably estimable beyond ten years. Qualified pension plan funding is based on the Pension Protection Act and tax deductibility and is not reasonably estimable beyond one year.

(4)

Purchase obligations primarily include commitments to acquire tobacco leaf. Purchase orders for the purchase of other raw materials and other goods and services are not included in the table. RAI’s operating subsidiaries are not able to determine the aggregate amount of such purchase orders that represent contractual obligations, as purchase orders typically represent authorizations to purchase rather than binding agreements. For purposes of this table, contractual obligations for the purchase of goods or services are defined by RAI’s operating subsidiaries as agreements that are enforceable and legally binding that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase orders of RAI’s operating subsidiaries are based on current demand expectations and are fulfilled by vendors within short time horizons. RAI’s operating subsidiaries do not have significant non-cancelable agreements for the purchase of raw materials or other goods or services specifying minimum quantities or set prices that exceed their expected requirements. RAI’s operating subsidiaries also enter into contracts for outsourced services; however, the obligations under these contracts were generally not significant and the contracts generally contain clauses allowing for the cancellation without significant penalty.

(5)

Other noncurrent liabilities include primarily restructuring and bonus compensation. Certain other noncurrent liabilities are excluded from the table above, for which timing of payments are not estimable.

(6)

State Settlement Agreements’ obligation amounts in the aggregate beyond five years are not presented as these are obligations into perpetuity. For more information about the State Settlement Agreements, see Item 8, note 13 to consolidated financial statements.

(7)

For more information on gross unrecognized tax benefits, see Item 8, note 10 to consolidated financial statements. Due to inherent uncertainties regarding the timing of payment of these amounts, RAI cannot reasonably estimate the payment period.

(8)	For more information about the tobacco buyout legislation, see “— Governmental Activity” below and Item 8, note 13 to consolidated financial statements.

Commitments as of December 31, 2011 were as follows:

	Commitment Expiration Period
	Total	Less than 1 Year
Standby letters of credit backed by revolving credit facility	$7	$7

Cash Flows

2011 Compared with 2010

Net cash flows from operating activities were $1,420 million and increased $155 million in 2011, compared with 2010. This change was driven by lower pension contributions in 2011, partially offset by higher income tax payments and litigation bonds in 2011.

Net cash flows from investing activities were $60 million and increased $186 million in 2011, compared with 2010 primarily due to proceeds from the sale of the Lane business during 2011, partially offset by higher capital expenditures for American Snuff’s facility expansion projects.

Net cash flows used in financing activities were $1,714 million and increased $365 million in 2011, compared with the prior-year period. This increase was the result of an increase in the comparable quarterly common stock dividend, a higher debt payment in 2011, and stock repurchases, partially offset by the receipt of cash from the termination of interest rate swaps.

2010 Compared with 2009

Net cash flows from operating activities were $1,265 million and decreased $189 million in 2010, compared with 2009. This change was driven primarily by higher pension contributions and the payment of the full MSA obligation, partially offset by higher pricing, reduced inventories in 2010, lower excise tax payments on deployed inventory and lower income tax payments.

Net cash flows used in investing activities were $126 million and increased $3 million in 2010, compared with 2009 due to higher capital expenditures for American Snuff facility expansion projects and fewer proceeds from short-term investments and the sale of fixed assets in 2010, partially offset by higher proceeds on long-term investments in 2010 and the acquisition of Niconovum AB in 2009.

Net cash flows used in financing activities were $1,349 million and increased $157 million in 2010, compared with the prior-year period. This increase was the result of a higher debt payment in 2010 as well as higher dividends paid on common stock in 2010 as a result of the increase in the dividend per share amount.

Net cash flows related to discontinued operations, net of tax benefit, include payments made in 2010, of $324 million, offset by tax benefits of $91 million, realized in 2010, and of $74 million to certain Canadian governments, resulting from the terms of a Comprehensive Agreement and plea agreement, respectively, associated with the former international businesses that were sold to JTI in 1999. See Item 8, notes 6 and 13 to consolidated financial statements for additional details of these payments.

Borrowing Arrangements

RAI and RJR Notes

As of December 31, 2011, RAI’s total consolidated debt consisted of RAI notes in the aggregate principal amount of $3.4 billion, with maturity dates ranging from 2012 to 2037, and RJR notes in the aggregate principal amount of $118 million, with maturity dates ranging from 2012 to 2015. See Item 8, note 12 to consolidated financial statements for more information on these notes.

At their option, RAI and RJR, as applicable, may redeem any or all of their outstanding fixed-rate notes, except RJR’s 9.25% notes due in 2013, $60 million in principal amount of which was outstanding as of December 31, 2011, in whole or in part at any time, subject to the payment of a make-whole premium. At maturity on June 15, 2011, RAI repaid $400 million of floating rate notes from existing cash.

Interest Rate Swaps

From time to time, RAI and RJR use interest rate swaps to manage interest rate risk on a portion of their debt obligations. In 2008, interest rate swaps existed on $1.6 billion of fixed-rate notes. When entered into, these swaps were designated as hedges of underlying exposures. In 2009, RAI and RJR entered into offsetting floating to fixed interest rate swap agreements in the notional amount of $1.5 billion with maturity dates ranging from June 1, 2012 to June 15, 2017, with the same financial institution that held a notional amount of $1.5 billion of fixed to floating interest rate swaps and had a legal right of offset. The future cash flows, established as a result of entering into the 2009 swaps, total $321 million, and will be amortized and effectively reduce net interest costs over the remaining life of the notes. Concurrent with entering the swap agreements on January 6, 2009, RAI de-designated the current swaps as fair value hedges.

On January 7, 2009, RAI and RJR terminated an interest rate swap agreement in the notional amount of $100 million with a maturity date of June 1, 2012. The resulting gain of approximately $12 million will be amortized to effectively reduce interest expense over the remaining life of the notes.

As a result of these actions, RAI and RJR effectively converted $1.6 billion of fixed-rate notes swapped to a variable rate of interest, to a fixed rate of interest of approximately 4.0%.

During September 2011, RAI and RJR terminated the original and offsetting interest rate swap agreements, each with notional amounts of $1.5 billion and maturity dates ranging from June 1, 2012 to June 15, 2017. RAI and RJR received a total of $186 million cash in exchange for foregoing the future cash inflows associated with these swaps. These actions did not change the effective fixed rate of interest associated with the underlying debt. As of December 31, 2011, RAI and RJR had no outstanding interest rate swaps.

Credit Agreement

On July 29, 2011, RAI entered into a Credit Agreement with a syndicate of lenders, providing for a four-year $750 million senior unsecured revolving credit facility, which may be increased to $1 billion at the discretion of the lenders upon the request of RAI. This agreement replaces RAI’s Fifth Amended and Restated Credit Agreement, dated as of June 28, 2007, as amended.

The Credit Agreement contains restrictive covenants that (a) limit the ability of RAI and its subsidiaries to (i) pay dividends and repurchase stock, (ii) engage in transactions with affiliates, (iii) create liens, and (iv) engage in sale-leaseback transactions involving a Principal Property, as defined in the Credit Agreement, and (b) limit the ability of RAI and its Material Subsidiaries, as such term is defined in the Credit Agreement, to sell or dispose of all or substantially all of their assets and engage in specified mergers or consolidations. The Credit Agreement also contains a restrictive covenant that limits the amount of debt that may be incurred by non-guarantor subsidiaries, together with certain financial covenants. The restrictive covenants in the Credit Agreement are subject to a number of qualifications and exceptions. The financial covenant levels in the Credit Agreement are 3.00 to 1.00 for the consolidated leverage ratio and 4.00 to 1.00 for the consolidated interest coverage ratio. In addition, the maturity date of the Credit Agreement is July 29, 2015, which date may be extended, with the agreement of the requisite lenders, in two separate one-year increments. The Credit Agreement contains customary events of default, including upon a change in control, as defined therein, that could result in the acceleration of all amounts and cancellation of all commitments outstanding under the Credit Agreement.

RAI is able to use the revolving credit facility under the Credit Agreement for borrowings and issuances of letters of credit at its option, subject to a $200 million sublimit on the aggregate amount of letters of credit. Issuances of letters of credit reduce availability under such revolving credit facility. As of December 31, 2011, there were no borrowings, and $7 million of letters of credit outstanding, under the Credit Agreement.

Under the terms of the Credit Agreement, RAI is required to pay a facility fee of between 0.20% and 0.40% per annum, based on the facility’s credit ratings, on the lender commitments in respect of the revolving credit facility thereunder.

Borrowings under the Credit Agreement bear interest, at the option of RAI, at a rate equal to an applicable margin, based upon the credit ratings assigned to the Credit Agreement, plus:

•

the alternate base rate, which is the higher of (1) the federal funds effective rate from time to time plus 0.5%, (2) the prime rate and (3) the reserve adjusted eurodollar rate for a one month interest period plus 1%; or

•	the eurodollar rate, which is the reserve adjusted rate at which eurodollar deposits for one, two, three or six months are offered in the interbank eurodollar market.

Overdue principal and, to the extent permitted by law, overdue interest, outstanding under the revolving credit facility under the Credit Agreement bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2.0% per annum.

The obligations of RAI under the Credit Agreement are unsecured. Certain of RAI’s subsidiaries, including its Material Subsidiaries, have guaranteed, on an unsecured basis, RAI’s obligations under the Credit Agreement.

Lenders and their respective commitments in the Credit Agreement, which are several, not joint, commitments, are listed below:

Lender	Commitment
JP Morgan Chase Bank, N.A.	$67.00
Citibank N.A.	67.00
Goldman Sachs Bank USA	67.00
Mizuho Corporate Bank, Ltd.	67.00
Morgan Stanley Bank	67.00
The Bank of Nova Scotia	67.00
AG First Farm Credit Bank	47.00
Royal Bank of Canada	47.00
The Bank of New York Mellon	47.00
Wells Fargo Bank, National Association	47.00
Farm Credit Bank of Texas	40.00
Credit Suisse AG Cayman Islands Branch	35.00
Fifth Third Bank	35.00
Northern Trust Company	25.00
United FCS, PCA dba FCS Commercial Finance Group	25.00

$750.00

Concerns about, or lowering of, RAI’s ratings by S&P or Moody’s could have an adverse impact on RAI’s ability to access the debt markets and could increase borrowing costs. However, given the cash balances and operating performance of RAI and its subsidiaries, RAI’s management believes that such concerns about, or lowering of, such ratings would not have a material adverse impact on RAI’s cash flows.

RAI, RJR and their affiliates were in compliance with all covenants and restrictions imposed by their indebtedness at December 31, 2011. See Item 8, note 11 to consolidated financial statements for additional information on the Credit Agreement.

Term Loan

On January 23, 2012, RAI entered into a commitment letter with certain financial institutions, pursuant to which it is expected that RAI will enter into an unsecured delay draw term loan facility, referred to as the Term

Loan, with the agents and lenders party thereto, with an anticipated maximum aggregate borrowing amount of up to $750 million. It is anticipated that the Term Loan will mature on December 28, 2012, and that the same RAI subsidiaries that guarantee the Credit Agreement will guarantee RAI’s obligations, on an unsecured basis, under the Term Loan. The completion of the Term Loan is subject to, among other customary conditions, securing sufficient loan commitments from lenders and the negotiation, execution and delivery of mutually satisfactory final credit documentation. It is currently anticipated that the parties will enter into the Term Loan during the first quarter of 2012, although there can be no assurance that the conditions to completing the Term Loan will be satisfied or waived by that time, or at all.

It is expected that the Term Loan will contain representations and warranties, covenants and events of default substantially similar to those contained in the Credit Agreement. It is further anticipated that borrowed amounts will bear interest in a manner similar to the Credit Agreement, as described above, except that the applicable margin is expected to be based upon RAI’s senior unsecured long-term debt credit rating. Pending any borrowings, which are expected to be made in a single drawing, and only before a commitment termination date expected to be no later than April 17, 2012, RAI will incur an unused facility commitment fee.

RAI anticipates using the proceeds of the Term Loan for general corporate purposes, including to help pay at maturity the RAI and RJR notes maturing in 2012, to make payments under the MSA and to purchase shares under its share repurchase program.

Dividends

On February 2, 2012, RAI’s board of directors declared a quarterly cash dividend of $0.56 per common share. The dividend will be paid on April 2, 2012, to shareholders of record as of March 9, 2012. On an annualized basis, the dividend rate is $2.24 per common share. The current dividend reflects RAI’s policy of paying dividends to the holders of RAI common stock in an aggregate amount that is approximately 80% of RAI’s annual consolidated net income.

Stock Repurchases

On November 14, 2011, the board of directors of RAI authorized the repurchase, from time to time on or before mid-2014, of up to $2.5 billion of outstanding shares of RAI common stock in open-market or privately negotiated transactions. The repurchases are subject to prevailing market and business conditions, and the program may be terminated or suspended at any time. In connection with the share repurchase program, RAI and B&W entered into an agreement, pursuant to which B&W has agreed to participate in the repurchase program on a basis approximately proportionate with B&W’s 42% ownership of RAI’s common stock. RAI, B&W and BAT also entered into Amendment No. 3 to the governance agreement, pursuant to which RAI has agreed that, so long as B&W’s ownership interest has not dropped below 25%, if RAI issues shares of its common stock or any other RAI equity security to certain designated persons, including its directors, officers or employees, then RAI will repurchase a number of shares of outstanding RAI common stock so that the number of outstanding shares of RAI common stock are not increased, and B&W’s ownership interest is not decreased, by such issuance after taking into account such repurchase. In addition, RAI repurchases shares of its common stock forfeited with respect to the tax liability associated with certain stock option exercises and vesting of restricted stock grants under the LTIP.

Due to RAI’s incorporation in North Carolina, which does not recognize treasury shares, the shares repurchased are cancelled at the time of repurchase. As of December 31, 2011, RAI had repurchased and cancelled 6,776,637 shares of RAI common stock for $276 million under the above share repurchase program.

Additionally, during 2011, at a cost of $6 million, RAI purchased 162,257 shares that were forfeited with respect to tax liabilities associated with restricted stock vesting under its LTIP.

Capital Expenditures

RAI’s operating subsidiaries’ recorded cash capital expenditures of $190 million, $174 million and $141 million in 2011, 2010 and 2009, respectively. Of the 2011 amount, $55 million related to RJR Tobacco, $106 million related to American Snuff and $7 million related to Santa Fe. RJR Tobacco plans to spend $65 million to $75 million for capital expenditures during 2012, primarily on non-discretionary business requirements, and American Snuff plans to spend $20 million to $30 million in 2012, primarily on non-discretionary capacity projects for the Memphis, Tennessee and Clarksville, Tennessee facilities. Santa Fe plans to spend $7 million to $12 million in 2012, primarily on non-discretionary business requirements for manufacturing and storage facilities. Capital expenditures are funded primarily by cash flows from operations. RAI’s operating subsidiaries’ capital expenditure programs are expected to continue at a level sufficient to support their strategic and operating needs. There were no material long-term commitments for capital expenditures as of December 31, 2011.

Retirement Benefits

RAI assessed the asset allocation and investment strategy of its pension plans and is phasing in appropriate changes to balance funded status, interest rate risk and asset returns. These changes will reduce the pension fund’s exposure to equities and increase exposure to fixed income. As a result of changes to the asset allocation and investment strategy, RAI lowered the expected long-term return on pension assets, referred to as the ELTRA, to 7.75% in 2011, from 8.25% in 2010 and will further lower it to 7.00% in 2012. The ELTRA, asset allocation, current asset performance and the discount rate may impact the funded status of RAI’s pension plans. As a result, to improve the funded status, RAI contributed $220 million to the pension assets in 2011.

In 2012, RAI plans to contribute $309 million to the pension plans, and the pension income is expected to be $43 million.

RAI’s fixed income exposure includes debt securities issued by European countries whose S&P credit rating is AA+ or below and also debt securities issued by other entities domiciled in those same countries. The countries include France, Belgium, Spain, Ireland, Italy, Russia and Greece. RAI’s net exposure to this group of countries is 3.3%, which is comprised of 2.6% in cash bonds and 0.7% in credit default swap contracts. The total includes both sovereign and non-sovereign exposure. France is RAI’s single largest net exposure at 1.7%.

Income Taxes

At December 31, 2011, RAI had a net deferred tax asset of $434 million. RAI has determined that a valuation allowance of $33 million is required to fully offset a deferred tax asset related to the federal capital loss carryforward resulting from the sale of Lane. RAI believes it is unlikely that this deferred tax asset will be realized though the expected generation of future net capital gains. No valuation allowance has been provided on other deferred tax assets as RAI believes it is more likely than not that all of such deferred tax assets will be realized through the expected generation of future taxable income.

Litigation and Settlements

As discussed in Item 8, note 13 to consolidated financial statements, various legal proceedings or claims, including litigation claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RAI’s operating subsidiaries’ products, and seeking damages in amounts ranging into the hundreds of millions or even billions of dollars, are pending or may be instituted against RJR Tobacco, American Snuff Co. or their affiliates, including RAI or RJR, or indemnitees, including B&W. Unfavorable judgments have been returned in a number of tobacco-related cases and state enforcement actions. As of December 31, 2011, RJR Tobacco had paid approximately $18 million since January 1, 2009, related to unfavorable smoking and health litigation judgments. During 2011, RJR Tobacco paid $139 million related to an unfavorable medical monitoring and smoking cessation case.

In particular, in Engle v. R. J. Reynolds Tobacco Co., the Florida Supreme Court issued a ruling that, while determining that the case could not proceed further as a class action, permitted members of the Engle class to file individual claims, including claims for punitive damages, through January 11, 2008. RJR Tobacco refers to these cases as the Engle Progeny cases. RJR Tobacco has been served as of December 31, 2011 in 6,561 of these cases on behalf of approximately 7,852 plaintiffs. The Engle Progeny cases have resulted and will continue to result in increased litigation and trial activity and increased expenses. For a more complete description of the Engle Progeny cases, see “— Litigation Affecting the Cigarette Industry — Overview” and “— Engle and Engle Progeny Cases” in Item 8, note 13 to consolidated financial statements.

Also, the consolidated action, In re: Tobacco Litigation Individual Personal Injury Cases, is pending in West Virginia, against both RJR Tobacco and B&W. This case consists of 577 plaintiffs and will be tried in a single proceeding. On February 3, 2010 and June 8, 2010, mistrials were granted due to the inability to seat a jury. Trial began again in October 2011, but the court declared a mistrial on November 8, 2011. For a more complete description of this case, see “— Litigation Affecting the Cigarette Industry — West Virginia IPIC” in Item 8, note 13 to consolidated financial statements.

Finally, in Scott v. American Tobacco Co., a Louisiana state court class action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, a state court of appeals entered an amended judgment in 2010, holding the defendants jointly and severally liable for funding the cost of a court-supervised smoking cessation program and ordered the defendants to deposit roughly $242 million plus interest into a trust to fund the program. The defendants’ petition for writ of certiorari in the U.S. Supreme Court was denied on June 27, 2011. RJR Tobacco accrued $139 million, the portion of the judgment and interest allocated to RJR Tobacco and B&W, in the second quarter of 2011. RJR Tobacco paid the judgment in August 2011. For more information on the Scott case, see “— Litigation Affecting the Cigarette Industry — Class-Action Suits — Medical Monitoring and Smoking Cessation Case” in Item 8, note 13 to consolidated financial statements.

RAI’s management continues to conclude that the loss of any particular smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, or the loss of any particular claim concerning the use of smokeless tobacco against American Snuff Co., when viewed on an individual case-by-case basis, is not probable or estimable, except for four Engle Progeny cases described in “— Litigation Affecting the Cigarette Industry — Engle and Engle Progeny Cases” in Item 8, note 13 to consolidated financial statements. RAI and its subsidiaries believe that they have valid bases for appeal of adverse verdicts against them and have valid defenses to all actions and intend to defend all actions vigorously. Nonetheless, the possibility of material losses related to tobacco litigation is more than remote. Litigation is subject to many uncertainties, and generally it is not possible to predict the outcome of the litigation pending against RJR Tobacco, American Snuff Co. or their affiliates or indemnitees, or to reasonably estimate the amount or range of any possible loss. Moreover, notwithstanding the quality of defenses available to it and its affiliates in tobacco-related litigation matters, it is possible that RAI’s consolidated results of operations, cash flows or financial position could be materially adversely affected by the ultimate outcome of certain pending or future litigation matters or difficulties in obtaining the bonds required to stay execution of judgments on appeal.

In 1998, RJR Tobacco, B&W and the other major U.S. cigarette manufacturers entered into the MSA with attorneys general representing most U.S. states, territories and possessions. As described in Item 8, note 13 to consolidated financial statements, the State Settlement Agreements impose a perpetual stream of future payment obligations on RJR Tobacco and the other major U.S. cigarette manufacturers and place significant restrictions on their ability to market and sell cigarettes in the future. For more information related to historical and expected settlement expenses and payments under the State Settlement Agreements, see “— Litigation Affecting the Cigarette Industry — Health-Care Cost Recovery Cases — State Settlement Agreements” in Item 8, note 13 to consolidated financial statements. The State Settlement Agreements have materially adversely affected RJR Tobacco’s shipment volumes. RAI believes that these settlement obligations may materially adversely affect the results of operations, cash flows or financial position of RAI and RJR Tobacco in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and value categories, RJR Tobacco’s share of the domestic premium and value cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the State Settlement Agreements.

RJR Tobacco and certain of the other participating manufacturers under the MSA are currently involved in litigation with the settling states with respect to the availability for certain market years of a downward adjustment to the annual MSA settlement payment obligation, known as the NPM Adjustment. RJR Tobacco has disputed a total of $3.9 billion for the years 2003 through 2010. For more information related to this litigation, see “— Litigation Affecting the Cigarette Industry — State Settlement Agreements — Enforcement and Validity; Adjustments” Item 8, note 13 to consolidated financial statements.

Governmental Activity

The marketing, sale, taxation and use of tobacco products have been subject to substantial regulation by government and health officials for many years. In 2012, it is likely that the U.S. Congress will address the issue of RYO machines and the designation of retail entities using such machines as “tobacco manufacturers.” Such RYO-sourced tobacco products currently benefit from lower excise taxes, facilitating lower pricing and increased competition for non-RYO manufacturers. In addition, various state governments have adopted or are considering, among other things, legislation and regulations that would:

•	significantly increase their taxes on tobacco products;

•	restrict displays, advertising and sampling of tobacco products;

•	raise the minimum age to possess or purchase tobacco products;

•	restrict or ban the use of menthol in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

•	require the disclosure of ingredients used in the manufacture of tobacco products;

•	require the disclosure of nicotine yield information for cigarettes;

•	impose restrictions on smoking in public and private areas; and

•	restrict the sale of tobacco products directly to consumers or other unlicensed recipients, including over the Internet.

Together with manufacturers’ price increases in recent years and substantial increases in state and federal taxes on tobacco products, these developments have had and will likely continue to have an adverse effect on the sale of tobacco products.

Cigarettes and other tobacco products are subject to substantial taxes in the United States. On February 4, 2009, President Obama signed into law, effective April 1, 2009, an increase of $0.62 in the excise tax per pack of cigarettes, and significant tax increases on other tobacco products, to fund expansion of the State Children’s Health Insurance Program. Under these federal tax increases:

•	the federal excise tax per pack of 20 cigarettes increased to $1.01; and

•	the federal excise tax rate for chewing tobacco increased $0.3083 per pound to $0.5033 per pound, and for snuff increased $0.925 per pound to $1.51 per pound.

All states and the District of Columbia currently impose cigarette excise taxes at levels ranging from $0.17 per pack in Missouri to $4.35 per pack in New York. As of December 31, 2011, the weighted average state cigarette excise tax per pack, calculated on a 12-month rolling average basis, was approximately $1.22, compared with the 12-month rolling average of $1.24 as of December 31, 2010. During 2011, two states and the District of Columbia passed cigarette excise tax increases, and a number of other states are considering an increase in their cigarette excise taxes for 2012. In addition, during 2011, one state passed a cigarette excise tax decrease. Certain city and county governments, such as New York and Chicago, also impose substantial excise taxes on cigarettes sold in those jurisdictions.

Forty-nine states and the District of Columbia also subject smokeless tobacco to excise taxes, and the Commonwealth of Pennsylvania, the singular exception, may consider such a tax during its 2012 legislative session. As of December 31, 2011,

•	29 states taxed moist snuff on an ad valorem basis, at rates ranging from 5% in South Carolina to 100% in Wisconsin;

•	18 states had weight-based taxes on moist snuff, ranging from $0.02 for cans weighing between 5/8 of an ounce and 1 5/8 ounces in Alabama to $2.02 per ounce in Maine; and

•

two states imposed a unit tax on moist snuff: Kentucky with a tax of $0.19 per unit, and Washington, with a tax of $2.526 per unit for units weighing 1.2 ounces or less and a proportionate amount above that weight.

Legislation to convert from an ad valorem to a weight-based tax on moist snuff was introduced in several states in 2011 and one state, Indiana, adopted such a change effective January 1, 2012. During 2011, one state adopted legislation increasing its taxes on smokeless tobacco products, and other states may adopt such increases during their 2012 legislative sessions. In addition, during 2011, one state passed legislation reducing the tax rate on smokeless tobacco.

On March 31, 2010, President Obama signed into law the Prevent All Cigarette Trafficking Act. This legislation, among other things, restricts the sale of tobacco products directly to consumers or unlicensed recipients, including over the Internet, through expanded reporting requirements, requirements for delivery, sales and penalties. It is not anticipated that this legislation will have a material adverse effect on the sale of tobacco products by RAI’s operating companies.

In 1964, the Report of the Advisory Committee to the Surgeon General of the U.S. Public Health Service concluded that cigarette smoking was a health hazard of sufficient importance to warrant appropriate remedial action. Since 1966, federal law has required a warning statement on cigarette packaging, and cigarette advertising in other media also is required to contain a warning statement. Since 1971, television and radio advertising of cigarettes has been prohibited in the United States.

The warnings currently required on cigarette packages and advertisements are:

•	“SURGEON GENERAL’S WARNING: Smoking Causes Lung Cancer, Heart Disease, Emphysema, And May Complicate Pregnancy;”

•	“SURGEON GENERAL’S WARNING: Quitting Smoking Now Greatly Reduces Serious Risks to Your Health;”

•	“SURGEON GENERAL’S WARNING: Smoking By Pregnant Women May Result in Fetal Injury, Premature Birth, And Low Birth Weight;” and

•	“SURGEON GENERAL’S WARNING: Cigarette Smoke Contains Carbon Monoxide.”

As noted below, the FDA has proposed regulations that would revise the foregoing warnings.

Since the initial report in 1964, the Secretary of Health, Education and Welfare, now the Secretary of Health and Human Services, and the Surgeon General have issued a number of other reports which purport to find the nicotine in cigarettes addictive and to link cigarette smoking and exposure to cigarette smoke with certain health hazards, including various types of cancer, coronary heart disease and chronic obstructive lung disease. These reports have recommended various governmental measures to reduce the incidence of smoking. In 1992, the federal Alcohol, Drug Abuse and Mental Health Act was signed into law. This act required states to adopt a minimum age of 18 for purchase of tobacco products and to establish a system to monitor, report and reduce the illegal sale of tobacco products to minors in order to continue receiving federal funding for mental health and drug abuse programs. In 1996, the U.S. Department of Health and Human Services announced regulations implementing this legislation. And in 2006, the Surgeon General released a report entitled “The Health Consequences of Involuntary Exposure to Tobacco Smoke.” Among its conclusions, the report found the following: exposure of adults to secondhand smoke causes coronary heart disease and lung cancer, exposure of children to secondhand smoke results in an increased risk of sudden infant death syndrome, acute respiratory infections, ear problems and more severe asthma; and that there is no risk-free level of exposure to secondhand smoke.

In 1986, Congress enacted the Comprehensive Smokeless Tobacco Health Education Act of 1986, which, among other things, required health warning notices on smokeless tobacco packages and advertising and prohibited the advertising of smokeless tobacco products on any medium of electronic communications subject to the jurisdiction of the Federal Communications Commission. In 2009, the FDA Tobacco Act (discussed below) amended the Comprehensive Smokeless Tobacco Health Education Act to require the following warnings on smokeless tobacco packaging and advertising, displayed randomly and as equally as possible in each 12-month period:

•	“WARNING: THIS PRODUCT CAN CAUSE MOUTH CANCER;”

•	“WARNING: THIS PRODUCT CAN CAUSE GUM DISEASE AND TOOTH LOSS;”

•	“WARNING: THIS PRODUCT IS NOT A SAFE ALTERNATIVE TO CIGARETTES;” and

•	“WARNING: SMOKELESS TOBACCO IS ADDICTIVE.”

On June 22, 2009, President Obama signed into law the Family Smoking Prevention and Tobacco Control Act, referred to as the FDA Tobacco Act, which grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products.

The following provisions of the FDA Tobacco Act took effect upon passage:

•	no charitable distribution of tobacco products;

•	prohibitions on statements that would lead consumers to believe that a tobacco product is approved, endorsed, or deemed safe by the FDA;

•	pre-market approval by the FDA for claims made with respect to reduced risk or reduced exposure products; and

•	prohibition on the marketing of tobacco products in conjunction with any other class of product regulated by the FDA.

In addition, pursuant to the FDA Tobacco Act:

•

as of September 20, 2009, tobacco manufacturers were banned from selling cigarettes with characterizing flavors (other than menthol, which under the FDA Tobacco Act is specifically exempt as a characterizing flavor, but the impact of which on public health will be studied as discussed below);

•	on February 28, 2010, all manufacturers registered with the FDA their domestic manufacturing facilities as well as all cigarette and smokeless tobacco products sold in the United States;

•	on March 18, 2010, the FDA reissued regulations addressing advertising and marketing restrictions that were originally promulgated in 1996;

•

as of April 30, 2010, manufacturers were required to produce health-related documents generated from and after June 22, 2009 through December 31, 2009 (the FDA has interpreted the FDA Tobacco Act as establishing an ongoing requirement to submit health-related documents; however, the FDA has not yet established a timetable for further production);

•

as of June 22, 2010, manufacturers were required to make by-brand ingredient submissions, place different and larger warnings on packaging and advertising for smokeless tobacco products and eliminate the use of descriptors on tobacco products, such as “low-tar” and “lights”;

•	as of March 22, 2011, manufacturers were required to submit documentation to obtain FDA clearance for cigarettes and smokeless tobacco products commercially launched after February 15, 2007;

•	on June 22, 2011, the FDA issued a final regulation for the imposition of larger, graphic health warnings on cigarette packaging and advertising, which will take effect September 22, 2012;

•	on July 5, 2011, the FDA issued a final regulation setting forth a process by which manufacturers may seek an exemption to the substantial equivalence review process for tobacco additive changes;

•

on August 16, 2011, the FDA announced that it would inspect every domestic establishment that manufactured cigarettes, cigarette tobacco, roll-your-own tobacco or smokeless tobacco products once in a two-year cycle beginning on October 1, 2011; and

•

on December 14, 2011, the Institute of Medicine, as required under the FDA Tobacco Act, issued a report entitled “Scientific Standards for Studies on Modified Risk Tobacco Products” for consideration by the FDA as it develops regulation and or guidance regarding the scientific studies and surveillance relevant to an assessment of modified risk tobacco product submissions.

On a going forward basis, various provisions under the FDA Tobacco Act and regulations to be issued under the FDA Tobacco Act will become effective and will:

•	require manufacturers to report harmful constituents;

•	require manufacturers to test ingredients and constituents identified by the FDA and disclose this information to the public;

•	prohibit use of tobacco containing a pesticide chemical residue at a level greater than allowed under Federal law;

•	establish “good manufacturing practices” to be followed at tobacco manufacturing facilities;

•	authorize the FDA to place more severe restrictions on the advertising, marketing and sale of tobacco products;

•	permit inconsistent state regulation of labeling and advertising and eliminate the existing federal preemption of such regulation;

•	authorize the FDA to require the reduction of nicotine and the reduction or elimination of other constituents; and

•	grant the FDA the regulatory authority to impose broad additional restrictions.

The U.S. Congress did limit the FDA’s authority in two areas, prohibiting it from:

•	banning all tobacco products; and

•	requiring the reduction of nicotine yields of a tobacco product to zero.

A “Center for Tobacco Products” has been established within the FDA, funded through quarterly user fees that will be assessed against tobacco product manufacturers and importers based on market share. The total amount of user fees to be collected over the first ten years will be approximately $5.4 billion. The expense related to the FDA user fees of RAI’s operating companies for 2011 was $120 million.

Within the Center, a Tobacco Products Scientific Advisory Committee, referred to as the TPSAC, was established on March 22, 2010, to provide advice, information and recommendations with respect to the safety, dependence or health issues related to tobacco products. The TPSAC is scheduled to meet quarterly to address matters brought to it by the Center as well as those required of it by the Act, including:

•	a recommendation on modified risk applications;

•	a recommendation as to whether there is a threshold level below which nicotine yields do not produce dependence;

•	a report on the impact of the use of menthol in cigarettes on the public health; and

•	a report on the impact of dissolvable tobacco products on the public health.

The TPSAC held meetings on three occasions in the first quarter of 2011 to discuss the impact on the use of menthol in cigarettes on the public health. At a meeting held on March 18, 2011, the TPSAC presented its final report on the use of menthol, which concluded that removal of menthol cigarettes from the marketplace would benefit public health in the United States. At a meeting on July 21, 2011, the TPSAC met to discuss and formally adopt editorial changes to the menthol report proposed by the committee members. The FDA is not required to follow the TPSAC’s recommendations, and the agency has not yet taken any action with respect to menthol use. The FDA issued a status report on the issue on June 27, 2011, indicating that the agency will prepare an independent, peer-reviewed analysis of the available science on menthol and make a report available for public comment in the Federal Register.

At its July 21 and 22, 2011 meetings, the TPSAC convened its discussion of the nature and impact of the use of dissolvable tobacco products on public health. The TPSAC will issue its report and recommendations with respect to dissolvable tobacco products in March 2012.

A subcommittee of the TPSAC also met in June and July, 2010, to discuss recommendations for the development of a list of harmful and potentially harmful tobacco constituents. At a meeting held in August 2010, the subcommittee provided to the full TPSAC its recommendations and a draft initial list of harmful and potentially harmful tobacco constituents, which the TPSAC adopted. The FDA has not yet taken action on these recommendations.

On February 25, 2011, RJR Tobacco, Lorillard, Inc. and Lorillard Tobacco Company jointly filed in the U.S. District Court for the District of Columbia a lawsuit, Lorillard, Inc. v. U.S. Food and Drug Administration, challenging the composition of the TPSAC. For additional information concerning this case, see “— Litigation Affecting the Cigarette Industry — Other Cases” in Item 8, note 13 to consolidated financial statements.

In February 2010, RJR Tobacco received a letter from the Center for Tobacco Products (which letter is available on the FDA’s web site) requesting, in connection with the TPSAC’s study of dissolvable tobacco products, certain information regarding the perception and use of CAMEL Dissolvables. RJR Tobacco, which markets its tobacco products only to adult tobacco users, responded to the FDA’s information request on April 1, 2010. In June 2011, the Center sent letters to all registered tobacco manufacturers, including RJR Tobacco, SFNTC and American Snuff Co., requesting documents and information concerning dissolvable tobacco products, particularly health-related documents and information on marketing research and practices. The letters indicate that this information also will be used to support the TPSAC’s study of dissolvable tobacco products. SFNTC and American Snuff Co. responded to the FDA’s information request on August 1, 2011, and RJR Tobacco completed submission to the FDA on September 13, 2011.

In May 2010, the Center for Tobacco Products sent letters to various tobacco manufacturers, including RJR Tobacco, SFNTC, American Snuff Co. and Lane, containing a document request for certain information concerning the use of menthol in cigarettes. Each of these companies responded to the FDA’s information request on August 26, 2010.

On August 31, 2009, RJR Tobacco and American Snuff Co. joined other tobacco manufacturers and a tobacco retailer in filing a lawsuit, Commonwealth Brands, Inc. v. United States of America, in the U.S. District Court for the Western District of Kentucky, challenging certain provisions of the FDA Tobacco Act that severely restrict the few remaining channels available to communicate with adult tobacco consumers. RAI believes these provisions cannot be justified on any basis consistent with the demands of the First Amendment. The suit does not challenge the U.S. Congress’s decision to give the FDA regulatory authority over tobacco products, nor does it challenge the vast majority of the provisions of the new law. For further information regarding this case, see “—Litigation Affecting the Cigarette Industry — Other Cases” in Item 8, note 13 to consolidated financial statements.

On August 16, 2011, RJR Tobacco and SFNTC joined other tobacco manufacturers in filing a lawsuit, R.J. Reynolds Tobacco Company v. U.S. Food and Drug Administration, in the U.S. District Court for the District of Columbia, challenging the final regulation specifying nine new graphic “warnings” pursuant to the FDA Tobacco Act that violates the plaintiffs’ rights under the First Amendment to the U.S. Constitution and the Administrative Procedure Act, referred to as the APA. For additional information concerning this case, see “— Litigation Affecting the Cigarette Industry — Other Cases” in Item 8, note 13 to consolidated financial statements.

It is likely that the FDA Tobacco Act could result in a decrease in cigarette and smokeless tobacco sales in the United States, including sales of RJR Tobacco’s, American Snuff Co.’s and SFNTC’s brands, and an increase in costs to RJR Tobacco, American Snuff Co. and SFNTC that could have a material adverse effect on RAI’s financial condition, results of operations and cash flows. RAI believes that such regulation may adversely affect the ability of its operating subsidiaries to compete against their larger competitor, which may be able to more quickly and cost-effectively comply with these new rules and regulations. The FDA has yet to issue guidance with respect to many provisions of the FDA Tobacco Act, which may result in less efficient compliance efforts. Finally, the ability of RAI’s operating companies to gain efficient market clearance for new tobacco products could be affected by FDA rules and regulations.

Legislation imposing various restrictions on public smoking also has been enacted by 49 states and many local jurisdictions, and many employers have initiated programs restricting or eliminating smoking in the workplace. A number of states have enacted legislation designating a portion of increased cigarette excise taxes to fund either anti-smoking programs, health-care programs or cancer research. In addition, educational and research programs addressing health-care issues related to smoking are being funded from industry payments made or to be made under settlements with state attorneys general. Federal law prohibits smoking in scheduled passenger aircraft, and the U.S. Interstate Commerce Commission has banned smoking on buses transporting passengers interstate. Certain common carriers have imposed additional restrictions on passenger smoking.

All states and Washington, D.C. have enacted fire standards compliance legislation, adopting the same testing standard first adopted by New York in 2003, a standard requiring cigarettes to achieve specified test results when placed on ten layers of filter paper in controlled laboratory conditions. The cigarettes that RAI’s operating companies sell in these jurisdictions comply with this standard, with RJR Tobacco, in recognition of legislative trends and in an effort to increase productivity and reduce complexity, having voluntarily converted all of its brands to fire standard compliant paper by the end of 2009.

In July 2007, the State of Maine became the first state to enact a statute that prohibits the sale of cigarettes and cigars that have a characterizing flavor. The legislation defines characterizing flavor as “a distinguishable taste or aroma that is imparted to tobacco or tobacco smoke either prior to or during consumption, other than a taste or aroma from tobacco, menthol, clove, coffee, nuts or peppers.” In October 2008, the State of New Jersey passed a similar ban on flavored cigarettes with a similar definition of characterizing flavor but excluding only tobacco, menthol or clove. Additionally, New Jersey extended the ban not only to whether the product itself has a characterizing flavor as part of the aroma of the product or smoke, but also if the product was marketed or advertised as producing such a flavor, taste or aroma. During 2009, New York City passed legislation that bans characterizing flavors in tobacco products other than cigarettes beginning on February 25, 2010. An exemption applies if the characterizing flavor is tobacco, menthol, mint or wintergreen. The New York City rule is the subject of a pending federal court challenge by certain industry participants, on the basis that the local law is preempted by the FDA Tobacco Act and violates the Commerce Clause of the U.S. Constitution. Similar bills banning characterizing flavors in tobacco products are pending in other states.

A price differential exists between cigarettes manufactured for sale abroad and cigarettes manufactured for sale in the United States. Consequently, a domestic gray market has developed in cigarettes manufactured for sale abroad, but instead diverted for domestic sales that compete with cigarettes that RJR Tobacco manufactures for domestic sale. The U.S. federal government and all states, except Massachusetts, have enacted legislation prohibiting the sale and distribution of gray market cigarettes. In addition, RJR Tobacco has taken legal action against distributors and retailers who engage in such practices.

RJR Tobacco expects to benefit from certain state legislative activity aimed at leveling the playing field between “original participating manufacturers” under the MSA and “nonparticipating manufacturers” under the MSA, referred to as NPMs. Forty-six states have passed legislation to ensure NPMs are making required escrow payments. Under this legislation, a state would only permit distribution of brands by manufacturers who are deemed by the states to be MSA-compliant. Failure to make escrow payments could result in the loss of an NPM’s ability to sell tobacco products in a respective state.

Additionally, 45 states have enacted legislation that closes a loophole in the MSA. The loophole allows NPMs that concentrate their sales in a single state, or a limited number of states, to recover most of the funds from their escrow accounts. To obtain the refunds, the manufacturers must establish that their escrow deposit was greater than the amount the state would have received had the manufacturer been a “subsequent participating manufacturer” under the MSA, that is, the state’s “allocable share.” The National Association of Attorneys General, referred to as NAAG, has endorsed adoption of the allocable share legislation needed to eliminate this loophole.

Finally, four states, Alaska, Michigan, Minnesota and Utah, have enacted “equity assessments” on NPMs’ products. This legislative initiative has not been endorsed by NAAG.

Forty-two states by statute or court rule have limited, and several additional states are considering limiting, the amount of the bonds required to file an appeal of an adverse judgment in state court. The limitation on the amount of such bonds generally ranges from $1 million to $150 million. Bonding statutes in 37 states allow defendants that are subject to large adverse judgments, such as cigarette manufacturers, to reasonably bond such judgments and pursue the appellate process. In five other states and Puerto Rico, the filing of a notice of appeal automatically stays the judgment of the trial court.

In 2003, the World Health Organization adopted a broad tobacco-control treaty. The treaty recommends and requires enactment of legislation establishing specific actions to prevent youth smoking, restrict and gradually eliminate tobacco products marketing, provide greater regulation and disclosure of ingredients, increase the size and scope of package warning labels to cover at least 30% of each package and include graphic pictures on packages. The treaty entered into force on February 27, 2005 — 90 days after ratification by the 40th country. In February 2006, the first session of the Conference of the Parties, referred to as the COP, occurred. Since then, the COP has met several times and adopted guidelines with respect to various provisions of the tobacco control treaty. Although the U.S. delegate to the World Health Organization voted for the treaty in May 2003, and the Secretary for Health and Human Services signed the document in May 2004, the Bush Administration did not send the treaty to the U.S. Senate for ratification. Ratification by the United States could lead to broader regulation of the industry.

It is not possible to determine what additional federal, state or local legislation or regulations relating to smoking or cigarettes will be enacted or to predict the effect of new legislation or regulations on RJR Tobacco or the cigarette industry in general, but any new legislation or regulations could have an adverse effect on RJR Tobacco or the cigarette industry in general. Similarly, it is not possible to determine what additional federal, state or local legislation or regulations relating to smokeless tobacco products will be enacted or to predict the effect of new regulation on American Snuff Co. or smokeless tobacco products in general, but any new legislation or regulations could have an adverse effect on American Snuff Co. or smokeless tobacco products in general.

Tobacco Buyout Legislation

For information relating to tobacco buyout legislation, see “— Tobacco Buyout Legislation and Related Litigation” in Item 8, note 13 to consolidated financial statements.

Other Contingencies

For information relating to other contingencies of RAI, RJR, RJR Tobacco, American Snuff Co. and SFNTC, see “— Other Contingencies” in Item 8, note 13 to consolidated financial statements.

Off-Balance Sheet Arrangements

RAI has no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial position, results of operations, liquidity, capital expenditures or capital resources.

Cautionary Information Regarding Forward-Looking Statements

Statements included in this report that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include:

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the FDA;

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

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decreased sales resulting from the future issuance of “corrective communications,” required by the order in the U.S. Department of Justice case, on five subjects, including smoking and health, and addiction;

•

various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes and the challenges to the Florida bond statute applicable to the Engle Progeny cases;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny and/or other litigation;

•

the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and RJR Tobacco’s smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and other commodities used in products;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•

the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions that may adversely affect manufacturing or other operations and other facilities;

•	the significant ownership interest of B&W, RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement on July 30, 2014;

•	a termination of the governance agreement or certain provisions of it in accordance with its terms, including the limitations on B&W’s representation on RAI’s Board and its Board committees; and

•	RAI’s shareholder rights plan not applying to BAT except in limited circumstances.

For a further discussion of these and other risks and uncertainties, see Part I, Item 1A. Risk Factors.

Due to these uncertainties and risks, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.